EXHIBIT 21.1

Subsidiaries of Joy Global Inc.

Subsidiary	Jurisdiction

American Alloy Corporation	Ohio
HCHC, Inc.	Delaware
Jobic Pty. Ltd.	Australia
Joy Global (South Africa) (Proprietary) Ltd.	South Africa
Joy Global Baotou Mining Machinery Co. Ltd.	China
Joy Global Bermuda	Bermuda
Joy Global Industries Ltd.	United Kingdom
Joy Global Tianjin Mining Machinery Co. Ltd.	China
Joy Global Ltd.	United Kingdom
Joy Global Ventures Ltd.	United Kingdom
Joy Manufacturing Company Pty. Ltd.	Australia
Joy Maszyny Gomicze SP, Z.O.O.	Poland
Joy Mining Machinery Ltd.	United Kingdom
Joy Partnership	United Kingdom
Joy Technologies Inc. (d.b.a. Joy Mining Machinery)	Delaware
MinePro Chile S.A.	Chile
OOO Joy Global Kuzbass	Russia
P&H Joy Mining Equipment (India) Ltd.	India
P&H MinePro Australasia Pty. Ltd.	Australia
P&H MinePro de Chile Ltda.	Chile
P&H MinePro do Brasil Comercio e Industria Ltda.	Brazil
P&H MinePro Services Mexico, S.A. de C.V.	Mexico
P&H MinePro Services Peru, S.A.	Peru
P&H MinePro Services (Botswana) Pty. Ltd.	Botswana
P&H MinePro Services Argentina S.A.	Argentina
P&H MinePro Services Canada Ltd.	Canada
P&H MinePro Services Venezuela, S.A.	Venezuela
P&H MinePro Zambia Ltd.	Zambia
P&H Mining Equipment (U.K.) Ltd.	United Kingdom
P&H Mining Equipment Inc.	Delaware
P.T. P&H MinePro Indonesia	Indonesia

Subsidiaries that, if considered in the aggregate as a single subsidiary, would not have constituted a significant subsidiary, have been omitted from the list above.